                                                                       EXHIBIT 1

                               OFFER TO PURCHASE

                          all of the Common Shares of

                                 BIONAIRE INC.

                                 at a price of

                          $2.25 CASH PER COMMON SHARE

                                       by

                              RC ACQUISITION INC.

                     an indirect wholly-owned subsidiary of

                               THE RIVAL COMPANY

     THE OFFER BY RC ACQUISITION INC. (THE "OFFEROR") WILL EXPIRE, UNLESS WITHDRAWN OR EXTENDED, AT 5:00 P.M., MONTREAL TIME, ON MONDAY, APRIL 1, 1996.

     The Offer is conditional upon, among other things, not less than 90% of the issued and outstanding common shares at the time of expiry of the Offer ("Common Shares") of Bionaire Inc. ("Bionaire") (calculated on a diluted basis), being validly deposited under the Offer and not withdrawn. The conditions of the Offer are described in Section 5 of the Offer to Purchase, "Conditions of the Offer".

     Shareholders of Bionaire who wish to accept the Offer must deposit the certificates representing such holder's Common Shares, together with the accompanying Letter of Acceptance and Transmittal or a manually executed facsimile thereof, properly completed and duly executed, at one of the offices of the Depositary specified in the Letter of Acceptance and Transmittal, in accordance with the Instructions in the Letter of Acceptance and Transmittal. The Offer may also be accepted by a holder by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase, "Manner of Acceptance". A Shareholder whose Common Shares are held in the name of a nominee should request the broker, dealer, bank, trust company or other nominee to effect the transaction for such holder.

     The Common Shares are listed and posted for trading on The Montreal Exchange and The Toronto Stock Exchange.

     Questions and requests for assistance may be directed to the Dealer Manager or the Depositary. Additional copies of this document, of the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery may be obtained without charge upon request from the Dealer Manager or the Depositary at their respective offices shown in the Letter of Acceptance and Transmittal.

                      The Dealer Manager for the Offer is:

                          THOMSON KERNAGHAN & CO. LTD.
                                 (514) 393-9191

     THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO HOW TO DEAL WITH IT, YOU SHOULD CONSULT YOUR INVESTMENT DEALER, STOCKBROKER, BANK MANAGER, LAWYER OR OTHER PROFESSIONAL ADVISOR.

     ALL CURRENCY AMOUNTS EXPRESSED HEREIN, UNLESS OTHERWISE INDICATED, ARE EXPRESSED IN CANADIAN DOLLARS.

March 5, 1996

                      NOTICE TO UNITED STATES SHAREHOLDERS

          THIS OFFER IS MADE FOR THE SECURITIES OF A CANADIAN ISSUER AND WHILE THE OFFER IS SUBJECT TO CANADIAN DISCLOSURE REQUIREMENTS, SHAREHOLDERS SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

          THE ENFORCEMENT BY SHAREHOLDERS OF CIVIL LIABILITIES UNDER THE UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT THE OFFEROR IS INCORPORATED UNDER THE LAWS OF CANADA.

          SHAREHOLDERS SHOULD BE AWARE THAT THE OFFEROR OR ITS AFFILIATES OR ASSOCIATES, DIRECTLY OR INDIRECTLY, MAY BID FOR OR MAKE PURCHASES OF BIONAIRE'S SECURITIES SUBJECT TO THE OFFER DURING THE PERIOD OF THE OFFER, AS PERMITTED BY APPLICABLE CANADIAN LAWS OR PROVINCIAL LAWS OR REGULATIONS.


                   NOTICE TO NON-NORTH AMERICAN SHAREHOLDERS

          THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION OUTSIDE OF CANADA OR THE UNITED STATES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL DEPOSITS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF COMMON SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE OFFEROR MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO EXTEND THE OFFER TO HOLDERS OF COMMON SHARES IN SUCH JURISDICTION.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

DEFINITIONS...............................................................  4

SUMMARY...................................................................  5

OFFER TO PURCHASE.........................................................  8
     1.   The Offer.......................................................  8
     2.   Time for Acceptance.............................................  8
     3.   Manner of Acceptance............................................  8
     4.   Extension and Variation of the Offer............................ 10
     5.   Conditions of the Offer......................................... 11
     6.   Right to Withdraw Deposited Common Shares....................... 13
     7.   Payment for Deposited Common Shares............................. 15
     8.   Return of Common Shares......................................... 15
     9.   Mail Service Interruption....................................... 16
     10.  Dividends and Distributions; Liens.............................. 16
     11.  Notice and Delivery............................................. 16
     12.  Right of Compulsory Acquisition................................. 17
     13.  Market Purchases................................................ 17
     14.  Other Terms..................................................... 18

OFFERING CIRCULAR......................................................... 19
     THE OFFEROR.......................................................... 19
     BIONAIRE............................................................. 19
     BACKGROUND, PURPOSE OF THE OFFER AND PLANS FOR BIONAIRE.............. 20
     MATERIAL AGREEMENTS.................................................. 23
     SOURCE OF FUNDS FOR PAYMENT.......................................... 24
     BENEFICIAL OWNERSHIP OF SECURITIES OF BIONAIRE....................... 24
     TRADING IN SECURITIES OF BIONAIRE.................................... 24
     ARRANGEMENTS OR AGREEMENTS........................................... 24
     PRICE RANGE AND VOLUME OF TRADING OF COMMON SHARES................... 25
     REGULATORY MATTERS................................................... 26
     CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS................... 27
     DEPOSITARY........................................................... 29
     SOLICITING DEALER GROUP.............................................. 29
     DIRECTORS' APPROVAL.................................................. 30
     OFFEREES' STATUTORY RIGHTS........................................... 30
     CONSENT.............................................................. 31
     CERTIFICATE.......................................................... 32

                                  DEFINITIONS

In the Offer to Purchase and the Offering Circular, unless otherwise indicated or the context otherwise requires, each of the following terms shall have the meaning set forth below:

(a)  "ACT" means the Income Tax Act (Canada), as amended;
(b) "AFFILIATE" has the meaning ascribed thereto in the Securities Act (Quebec) or the CBCA as the circumstances may require;
(c) "ASSOCIATE" has the meaning ascribed thereto in the Securities Act (Quebec) or the CBCA as the circumstances may require;
(d)  "BIONAIRE" means Bionaire Inc., a corporation governed by the CBCA;
(e) "BIONAIRE AGREEMENT" means the agreement dated March 4, 1996 between the Offeror and Bionaire;
(f)  "BOARD OF DIRECTORS" means the board of directors of Bionaire;
(g) "BUSINESS DAY" means any day, other than a Saturday, Sunday or Canadian federal or Quebec provincial holiday or any other day when banks in Montreal, Canada, are not open for business;
(h)  "CBCA" means the Canada Business Corporations Act;
(i) "COMMON SHARES" mean the common shares of Bionaire issued and outstanding on the Termination Date;
(j)  "DEALER MANAGER" means Thomson Kernaghan & Co. Ltd.;
(k)  "DEPOSITARY" means Montreal Trust Company;
(l) "DILUTED BASIS" means, with respect to the number of outstanding Common Shares at any time, such number of outstanding Common Shares calculated assuming that all outstanding securities convertible into Common Shares, including options to purchase Common Shares, are exercised;
(m) "ELIGIBLE INSTITUTION" means a Canadian Chartered Bank, a trust company in Canada, a Caisse populaire, a commercial bank or trust company having an office, branch or agency in the United States or a member firm of a recognized stock exchange in Canada, of the Investment Dealers Association of Canada, of a national securities exchange in the United States or of the National Association of Securities Dealers, Inc.;
(n) "LETTER OF ACCEPTANCE AND TRANSMITTAL" means the accompanying letter of acceptance and transmittal prepared for use in connection with the Offer;
(o)  "NBCA" means the Business Corporations Act (New Brunswick);
(p) "NOTICE OF GUARANTEED DELIVERY" means the accompanying notice of guaranteed delivery prepared for use in connection with the Offer;
(q) "OFFER" means the offer to purchase all of the Common Shares made hereby, the terms and conditions of which are set forth in the Offer to Purchase, the Offering Circular, the accompanying Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery;
(r)  "OFFERING CIRCULAR" means the attached Offering Circular;
(s) "OFFEROR" means RC Acquisition Inc., a corporation incorporated under the NBCA and an indirect wholly-owned subsidiary of Rival;
(t)  "OSC" means the Ontario Securities Commission;
(u)  "POLICY 9.1" means OSC Policy Statement No. 9.1;
(v)  "POLICY Q-27" means QSC Policy Q-27;
(w)  "QSC" means the Commission des valeurs mobilieres du Quebec;
(x)  "RIVAL" means The Rival Company;
(y)  "SHAREHOLDER" means a holder of Common Shares;
(z) "SOLICITING DEALER" has the meaning set forth under "Soliciting Dealer Group" in the Offering Circular; and
(aa) "TERMINATION DATE" means 5:00 p.m., Montreal time, on Monday, April 1, 1996, unless the Offer is extended, in which event the Termination Date shall mean the latest time and date on which the Offer as so extended expires or is withdrawn.

                                    SUMMARY

     The following is a summary only and is qualified by the detailed provisions contained elsewhere in the Offer to Purchase and the Offering Circular. The information concerning Bionaire contained in the Offer to Purchase and the Offering Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources.

THE OFFER

     The Offeror is offering to purchase, upon the terms and subject to the conditions described herein, all of the issued and outstanding Common Shares (on a diluted basis) not already owned, directly or indirectly, by the Offeror or an affiliate or an associate, at a price of $2.25 in cash for each Common Share.

THE OFFEROR AND RIVAL

     The Offeror is a wholly-owned subsidiary of Rival Manufacturing Co. of Canada Ltd., itself a company wholly owned by Rival. Rival is a leading designer, manufacturer and marketer of small household appliances, fans, personal care appliances and sump, well and utility pumps. Rival was incorporated under the laws of the State of Delaware on April 7, 1986 for the purpose of acquiring Rival Manufacturing Company. The registered office of Rival is located at 800 E. 101/st/ Terrace, Kansas City, Missouri 64131. Rival's total consolidated revenues for the 12 months ended June 30, 1995 were US$232 million and net income was US$14 million.

BIONAIRE

     Bionaire develops, manufactures and markets products designed to improve the environment and air quality in homes and offices, including air purifiers, humidifiers and related accessories such as replacement filters. Bionaire sells its products in over 40 countries. Over 75% of total volume is sold outside Canada, the United States accounting for approximately 65% of its total sales.

PURPOSE OF THE OFFER AND PLANS FOR BIONAIRE

     The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares. Rival believes that this is a strategic acquisition which will significantly benefit both its brands and Bionaire brands of products. Rival intends to have Bionaire continue to operate in Canada as an autonomous organization while reviewing Bionaire's United States and European operations. In all areas however, Rival's management will continue to evaluate the Bionaire business and will make such changes as determined appropriate following the Offeror's acquisition of the Common Shares.

TIME FOR ACCEPTANCE

     The Offer is open for acceptance until 5:00 p.m. Montreal time, on Monday, April 1, 1996, or such later time and date to which the Offer may be extended by the Offeror in its sole discretion unless withdrawn by the Offeror.

CONDITIONS OF THE OFFER

     The Offeror reserves the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer, unless the conditions described in Section 5 of the Offer to Purchase, "Conditions of the Offer", are satisfied or waived. The Offer is conditional upon, among other things:

     1. there being validly deposited and not withdrawn under the Offer not less than 90% of the Common Shares (calculated on a diluted basis), excluding Common Shares which are held by or on behalf of the Offeror, its affiliates or associates;

     2. there shall not have occurred any material change in the business, operations or financial condition of Bionaire or any of its subsidiaries which is materially adverse to Bionaire and its subsidiaries, taken as a whole; and

     3. any required governmental or regulatory approvals which if not received would have a material adverse effect on the business or prospects of Bionaire and its subsidiaries on a consolidated basis, shall have been obtained or waived on terms satisfactory to the Offeror, acting reasonably.

BIONAIRE AGREEMENT

     On March 4, 1996, the Offeror and Bionaire entered into the Bionaire Agreement, pursuant to which Bionaire agreed to pay the Offeror a fee of $1,203,243, being equal to $0.08 per Common Share (which for the computation thereof includes any Common Shares which may be issued pursuant to the exercise of outstanding options that are "in the money" relative to the Offer price per Common Share of $2.25 (the "Option Shares"), payable forthwith upon the Termination Date, if the Offer is not successfully completed as a result of a higher competing bid having been launched for the Common Shares or as a result of any action on the part of Bionaire in violation of the conditions of the Offer, and the Offeror determines not to take up any Common Shares under the Offer and to terminate its Offer. Alternatively, pursuant to the Bionaire Agreement, Bionaire has agreed that it will pay to the Offeror a fee of $250,000, payable forthwith upon the Termination Date, if upon such date, the number of Common Shares tendered to the Offer and not withdrawn represents less than 66 2/8% of the Common Shares including as outstanding the Option Shares, and the Offeror determines not to take up any Common Shares under the Offer and terminates its Offer.

MANNER OF ACCEPTANCE

     Holders of Common Shares who wish to accept the Offer must deposit the certificate(s) representing their Common Shares, together with the Letter of Acceptance and Transmittal or a manually executed facsimile thereof, properly completed and duly executed, prior to the Termination Date, at one of the offices of the Depositary specified in the Letter of Acceptance and Transmittal, in accordance with the Instructions in the Letter of Acceptance and Transmittal. A holder whose Common Shares are held in the name of a nominee should request the broker, dealer, bank, trust company or other nominee to effect the transaction for such holder. A holder of Common Shares wishing to accept the Offer and whose certificates are not immediately available, may do so by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase, "Manner of Acceptance".

RIGHT TO WITHDRAW DEPOSITED COMMON SHARES

     All deposits of Common Shares under the Offer are irrevocable except as provided in Section 6 of the Offer to Purchase, "Right to Withdraw Deposited Common Shares".

PAYMENT

     If all the conditions referred to in Section 5 of the Offer, "Conditions of the Offer", are satisfied or waived, the Offeror will be obligated (i) to take up Common Shares validly deposited and not withdrawn under the Offer not later than ten days after the Termination Date and (ii) to pay for the Common Shares taken up as soon as possible, but in any event not later than three days after taking up the Common Shares. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up and paid for by the Offeror will be taken up and paid for within ten days of such deposit. See
Section 7 of the Offer to Purchase, "Payment for Deposited Common Shares".

ACQUISITION OF COMMON SHARES NOT DEPOSITED

     If the Offeror takes up and pays for Common Shares validly deposited under the Offer and acquires not less than 90% of the issued and outstanding Common Shares, other than Common Shares held on the date of the Offer by or on behalf of the Offeror or its affiliates and associates, the Offeror intends to acquire the remainder of the Common Shares pursuant to the compulsory acquisition provisions of the CBCA. If the statutory right of acquisition described above is not available, then the Offeror anticipates that it will propose an amalgamation, statutory arrangement or other transaction as a consequence of which the interest of a Shareholder may be terminated without the consent of the Shareholder. See "Background, Purpose of the Offer and Plans for Bionaire - Acquisition of Common Shares Not Deposited".

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     A Shareholder who is resident or deemed resident in Canada and who sells or is deemed to sell Common Shares for cash will be required to report the sale as a taxable transaction for Canadian income tax purposes and may thereby realize a capital gain or capital loss. See "Certain Canadian Federal Income Tax Considerations" of the Offering Circular.

DEPOSITARY

     Montreal Trust Company is acting as depositary under the Offer. The Depositary will receive deposits of Common Shares and accompanying documentation at the offices specified in the Letter of Acceptance and Transmittal. The Depositary will also be responsible for giving notices, if required, and for making payment for all Common Shares purchased by the Offeror under the Offer.

DEALER MANAGER

     The Offeror has retained Thomson Kernaghan & Co. Ltd. to serve as Dealer Manager for the Offer and to form a soliciting dealer group comprising members of the Investment Dealers Association of Canada and members of Canadian stock exchanges to solicit acceptances of the Offer. See "Soliciting Dealer Group" of the Offering Circular.

     ALL CURRENCY AMOUNTS EXPRESSED HEREIN, UNLESS OTHERWISE INDICATED, ARE EXPRESSED IN CANADIAN DOLLARS.

                               OFFER TO PURCHASE

TO:  THE HOLDERS OF COMMON SHARES OF BIONAIRE INC.

1.   THE OFFER

     The Offeror hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase, the attached Offering Circular, the accompanying Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery (which together constitute the "Offer"), to purchase all of the Common Shares (on a diluted basis) not already owned, directly or indirectly by the Offeror or its affiliates and associates, at a price of $2.25 in cash for each Common Share.

     The Offer is made only for Common Shares and is not made for any options or rights to purchase Common Shares or for any securities convertible or exercisable into Common Shares. Any holder of such securities who wishes to accept the Offer with respect to Common Shares issuable upon conversion or exercise of such securities should exercise such conversion or exercise rights in order to obtain certificates representing Common Shares and then deposit such Common Shares under the Offer.

     The Offeror will pay all charges and expenses of the Dealer Manager.

     This Offer to Purchase and the Offering Circular, which are incorporated into and form part of this Offer, constitute the take-over bid circular required under Canadian provincial securities legislation and the CBCA.

2.   TIME FOR ACCEPTANCE

     The Offer will expire, unless withdrawn or extended at the Offeror's sole discretion, at 5:00 p.m., Montreal time, on Monday, April 1, 1996.

3.   MANNER OF ACCEPTANCE

     In order for a Shareholder to accept the Offer, the following documents must be received by the Depositary at one of the offices specified in the Letter of Acceptance and Transmittal on or prior to the Termination Date:

     (a) the certificate(s) representing the Common Shares in respect of which this Offer is being accepted;

     (b) a properly completed and duly executed copy of the Letter of Acceptance and Transmittal in the accompanying form, or a manually signed facsimile thereof; and

     (c) any other relevant document required by the Instructions set out in the Letter of Acceptance and Transmittal.

     Except as otherwise provided in the Instructions to the Letter of Acceptance and Transmittal, the signature on the Letter of Acceptance and Transmittal must be guaranteed by an Eligible Institution.

     If a Letter of Acceptance and Transmittal is executed by a person other than the registered holder of the certificates evidencing Common Shares deposited therewith, the certificates must be endorsed or accompanied by share transfer powers of attorney duly and properly completed by the registered holder, with the signature on the endorsement or share transfer powers of attorney guaranteed by an Eligible Institution.

     Shareholders who cannot comply on a timely basis with the foregoing procedures for acceptance of the Offer may nevertheless accept the procedures for acceptance of the Offer by following the procedures set forth below for guaranteed delivery.

PROCEDURE FOR GUARANTEED DELIVERY

     If a Shareholder wishes to accept the Offer and (i) the certificate(s) representing the Common Shares are not immediately available, or (ii) the Shareholder is not able to deliver the certificates and all other required documents to one of the offices of the Depositary at or prior to the Termination Date, such Common Shares may nevertheless be deposited, provided that all of the following conditions are met:

     (a)       such deposit is made by or through an Eligible Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery in the accompanying form or a facsimile thereof, duly completed and executed is received by the Depositary at one of the offices specified in the Notice of Guaranteed Delivery at or prior to the Termination Date; and

     (c) the certificate(s) representing such deposited Common Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Acceptance and Transmittal or a manually signed facsimile thereof, covering such Common Shares with any required signature guarantees and any other required documents are received by the Depositary at the same office prior to 4:30 p.m., Montreal time, on the third trading day on The Montreal Exchange after the Termination Date.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telecopier or mailed to the Depositary and must include a signature guaranteed by an Eligible Institution in the form set out therein.

GENERAL

     In all cases, payment for Common Shares deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the certificate(s) representing beneficial ownership of such Common Shares, together with a properly completed and duly executed copy of the Letter of Acceptance and Transmittal in respect of such Common Shares or a manually executed facsimile thereof covering such Common Shares and any other required documents.

     THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING COMMON SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE DEPOSITING SHAREHOLDER. THE OFFEROR RECOMMENDS THAT ALL SUCH DOCUMENTS BE DELIVERED BY HAND TO THE DEPOSITARY AND A RECEIPT OBTAINED OR, IF MAILED, THAT REGISTERED MAIL (RETURN RECEIPT REQUESTED) BE USED AND PROPER INSURANCE BE OBTAINED.

     Shareholders whose Common Shares are registered in the name of a nominee should contact such holder's broker, dealer, bank, trust company or other nominee for assistance in depositing such Common Shares.

     All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited pursuant to the Offer, including the propriety and effect of the execution of the Letter of Acceptance and Transmittal, will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which, in the opinion of its counsel, may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the deposit of any Common Shares. There shall be no obligation on the part of the Offeror, the

Dealer Manager, the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of this Offer to Purchase, the Offering Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery will be final and binding.

     The deposit of Common Shares pursuant to the procedures herein will constitute a binding agreement between the depositing Shareholder and the Offeror upon the terms and subject to the conditions of the Offer, including the depositing Shareholder's representation and warranty that (i) such Shareholder has full power and authority to deposit, sell, assign and transfer the Common Shares being deposited, (ii) such Shareholder owns the Common Shares being deposited within the meaning of applicable securities laws, (iii) the deposit of such Common Shares complies with applicable securities laws, and (iv) when such Common Shares are taken up and paid for by the Offeror, the Offeror will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and equities.

     The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out above.

4.   EXTENSION AND VARIATION OF THE OFFER

     The Offer is open for acceptance until, but not after, the Termination
Date.

     The Offeror expressly reserves the right, in its sole discretion, at any time while the Offer is open for acceptance, to extend the period of time during which the Offer is open or to vary the Offer, by giving oral or written notice of such extension or variation to the Depositary at its principal office in Montreal, and by causing the Depositary to provide as soon as practicable thereafter a copy of such notice to all Shareholders in the manner set forth in
Section 11 of the Offer to Purchase, "Notice and Delivery". The Offeror shall, forthwith after giving notice to the Depositary of an extension or variation, make a public announcement of the extension or variation and provide a copy of the notice thereof to The Montreal Exchange and The Toronto Stock Exchange. In the case of an extension, such announcement shall be made not later than 9:00 a.m., Montreal time, on the next business day after the previously scheduled Termination Date. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its principal office in Montreal.

     Notwithstanding the foregoing, the Offer may not be extended by the Offeror if all the terms and conditions of the Offer have been complied with, except those waived by the Offeror, unless the Offeror first takes up and pays for all Common Shares validly deposited under the Offer and not withdrawn.

     Where the terms of the Offer are varied, the period during which Common Shares may be deposited pursuant to the Offer shall not expire before ten days after the notice of variation has been given to Shareholders unless otherwise permitted by applicable law. During any such extension or in the event of any variation, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms hereof, subject to Section 6 of the Offer to Purchase, "Right to Withdraw Deposited Common Shares". An extension of the Termination Date or a variation of the Offer does not constitute a waiver by the Offeror of its rights under Section 5 of the Offer to Purchase, "Conditions of the Offer".

     If, prior to the Termination Date, a variation in the terms of the Offer increases the consideration offered to holders of Common Shares by the Offeror in its sole discretion, such increase shall be applicable to all holders whose Common Shares are taken up pursuant to the Offer.

5.   CONDITIONS OF THE OFFER

     The Offeror (i) shall not be required to take up and accept for payment or pay for any Common Shares deposited under the Offer, (ii) may postpone the taking up and acceptance for payment of, or payment for, any Common Shares deposited under the Offer, and (iii) may, in its sole discretion, withdraw or amend the Offer if, at or prior to the time that Common Shares would otherwise be taken up and accepted for payment, any of the following conditions have not been satisfied or waived:

     (a) there being validly deposited and not withdrawn under the Offer not less than 90% of the Common Shares (calculated on a diluted basis), excluding Common Shares which are held by or on behalf of the Offeror, its affiliates or associates;

     (b) the Director of Investigation and Research (the "Director") appointed under the Competition Act (Canada) shall not have opposed or threatened to oppose the acquisition of any of the Common Shares under the Offer nor make or threaten to make an application under Part VIII of the Competition Act (Canada) in respect of the purchase or acquisition of any of the Common Shares;

     (c) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States) shall have expired or have been earlier terminated and Bionaire shall have cooperated in any filing required thereunder;

     (d) any required governmental or regulatory approvals other than as referred to in subparagraph 5 (b), which if not received would have a material adverse effect on the business or prospects of Bionaire and its subsidiaries on a consolidated basis, shall have been obtained or waived on terms satisfactory to the Offeror, acting reasonably;

     (e) (i) no act, action, suit or proceedings shall have been taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, or (ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied:

          (A) to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase or acquisition by or the sale to the Offeror of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or to enjoin, prohibit or impose material limitations or conditions on an amalgamation; or

          (B) which, in the sole judgment of the Offeror acting reasonably in the circumstances, if the Offer were consummated would materially and adversely affect or result in the imposition of substantial damages against the Offeror or Bionaire and its subsidiaries considered on a consolidated basis;

     (f) from and after March 4, 1996, except with the prior written approval of the Offeror, there shall not have occurred, or Bionaire or any subsidiary of Bionaire shall not have authorized or proposed, or shall not have entered into any agreement, arrangement or understanding with respect to:

          (i) any merger, amalgamation, plan of arrangement, reorganization or other business combination (other than pursuant to the Offer);

         (ii)  any acquisition of a material amount of assets or securities;

        (iii)  any disposition of a material amount of assets or securities;

         (iv) any material change in its capitalization (including, but not limited to, any material increase in the amount of its borrowings or any material conversion of short-term borrowings into long-term borrowings) except in accordance with a condition of the Offer;

         (v) any combination of any or all of the transactions referred to in paragraphs (ii), (iii) and (iv) above which individually are not material, but in the aggregate are material;

         (vi) declaring or paying any dividend or declaring, authorizing or making any distribution of or on any of its securities whether payable in cash, securities or otherwise other than (A) regular cash dividends in amounts fixed by their terms or consistent with past practice or (B) any dividend or distribution by a subsidiary of Bionaire to Bionaire;

        (vii) its senior officers or employees, except agreements or arrangements (other than agreements or arrangements in respect of share options or other rights or entitlements to acquire authorized and unissued Common Shares or relating to severance or termination or other rights related to a change of control) in the ordinary course of business and consistent with past practice and except in accordance with a condition of the Offer;

       (viii) any release or relinquishment not in the ordinary course of business of any material contractual rights;

         (ix) the amendment of its articles or by-laws, or the issuance or purchase or other acquisition of any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities (other than pursuant to the exercise in accordance with their current terms, or pursuant to a condition set out in this Offer, of employee stock options or share purchase rights currently outstanding, if any, or in connection with the conversion of any currently outstanding convertible securities, if any);

          (x) the guarantee of payment of any material indebtedness other than in the ordinary course of business and consistent with past practice; or

         (xi) instituting, cancelling or modifying any pension plans or other employee benefit arrangements;

     (g) from and after March 4, 1996, there shall not have occurred or arisen (or, if there shall have previously occurred or arisen, there shall not have been disclosed generally or to the Offeror in writing, prior to the commencement to the Offer), any change (or any condition, event or development involving a prospective change) in the business, operations, affairs, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, financial condition, licenses, permits, rights or privileges, whether contractual or otherwise, or prospects of Bionaire or any of its subsidiaries considered on a consolidated basis which, in the sole judgement of the Offeror, acting reasonably in the circumstances, has or may have a material adverse effect either on the value of Bionaire or any of its subsidiaries considered on a consolidated basis or on the value of the Common Shares to the Offeror;

     (h) Bionaire and its subsidiaries shall have cooperated in taking all steps required to meet regulatory requirements, provided that such steps would not have adverse consequences to the holders of Common Shares or to Bionaire or any of its subsidiaries if the Offer were not completed; and

     (i) the Board of Directors shall have suspended as of March 1, 1996 the purchase of shares under the Employee Stock Ownership Plan of Bionaire and such Plan shall have been terminated by the Board of Directors upon the Offeror taking up any Common Shares under the Offer.

     The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances (including any action or inaction by the Offeror) giving rise to any such assertion or may be waived by the Offeror in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any of the rights which the Offeror may have under the Offer. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Offeror concerning the events described in this Section 5 of the Offer to Purchase will be final and binding upon all parties.

     Any waiver of a condition or the withdrawal of the Offer shall be effective upon oral or written notice by the Offeror to that effect to the Depositary at its principal office in Montreal. The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, shall cause the Depositary as soon as practicable thereafter to notify the Shareholders in the manner set forth in Section 11 of the Offer to Purchase and shall provide a copy of the aforementioned notice to The Montreal Exchange and The Toronto Stock Exchange. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Common Shares deposited under the Offer and the Depositary will promptly return all certificates for deposited Common Shares, Letters of Acceptance and Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited.

6.   RIGHT TO WITHDRAW DEPOSITED COMMON SHARES

     Except as otherwise stated in this Section 6 of the Offer, all deposits of Common Shares pursuant to the Offer are irrevocable. Any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

     (a)  at any time before midnight, local time, on March 26, 1996;

     (b) at any time before the expiration of the tenth day after the date upon which either:

          (i) a notice of change relating to a change which has occurred in the information contained in the Offer, which change is one that would reasonably be expected to affect the decision of a holder of Common Shares to accept or reject the Offer (other than a change that is not within the control of the Offeror or of any affiliate of the Offeror) in the event that such change occurs before the Termination Date or after the Termination Date but before the expiry of all rights of withdrawal in respect of the Offer, or

         (ii) a notice of variation concerning a variation in the terms of the Offer, including any extension of the period during which Common Shares may be deposited hereunder (other than a variation consisting solely of an increase in the consideration offered for the Common Shares where the time for deposit is not extended for a period greater than ten days and other than a variation consisting solely of the waiver of a condition of the Offer)
     is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by the Offeror at the time of the notice; and

     (c) at any time after midnight, local time, on April 19, 1996, if the Common Shares have not been taken up and paid for by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Common Shares.

     Withdrawals of Common Shares deposited under the Offer must be effected by a notice of withdrawal made by or on behalf of the depositing Shareholder and must be received by the Depositary at the place of deposit of the applicable Common Shares within the time limits indicated above.

     A notice of withdrawal must:

     (i) be in writing (which includes telegraphic communication or notice by electronic means that produces a printed copy);

    (ii) be signed by the person who signed the Letter of Acceptance and Transmittal accompanying the Common Shares which are to be withdrawn (or Notice of Guaranteed Delivery in respect thereof); and

   (iii) specify such person's name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn.

     The withdrawal shall take effect upon receipt of the written withdrawal notice by the Depositary. Any signature on the withdrawal notice must be guaranteed by an Eligible Institution, except in the case of Common Shares deposited for the account of an Eligible Institution. None of the Offeror, the Depositary, the Dealer Manager or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

     Withdrawals may not be rescinded and any Common Shares withdrawn will thereafter be deemed not validly deposited for purposes of the Offer. However, withdrawn Common Shares may be redeposited at any time on or prior to the Termination Date by again following one of the procedures described in Section 3 of the Offer to Purchase.

     If the Offeror extends the Offer, is delayed in taking up or paying for Common Shares or is unable to pick up or pay for Common Shares for any reason, then, without prejudice to the Offeror's other rights, Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 6 of this Offer to Purchase or pursuant to applicable law.

     In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See "Statutory Rights" in the Offering Circular.

     All questions as to the validity (including timely receipt) and forms of notice of withdrawal shall be determined by the Offeror in its sole discretion, and such determination shall be final and binding. None of the Offeror, a Dealer Manager, a soliciting dealer, the Depositary or any other person will be under any duty to give notification of any default or irregularity in any notice of withdrawal nor shall they incur any liability for failure to give such notification.

7.   PAYMENT FOR DEPOSITED COMMON SHARES

     If all the conditions referred to under Section 5 of the Offer, "Conditions of the Offer", have been satisfied or waived at the Termination Date, the Offeror will become obligated to take up the Common Shares deposited under the Offer and not withdrawn not later than ten days from the Termination Date and pay for Common Shares taken up as soon as possible, but in any event not later than three days after taking up the Common Shares.

     Subject to applicable law, the Offeror expressly reserves the right in its sole discretion to delay taking up and paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 5 of the Offer, "Conditions of the Offer", is not satisfied or waived, in whole or in part, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at one of its offices set out in the Letter of Acceptance and Transmittal. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable law, including without limitation such period of time as may be necessary to obtain any required regulatory approval. The Offeror will not, however, take up and pay for any Common Shares deposited under the Offer unless it simultaneously takes up and pays for all Common Shares then validly deposited under the Offer. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up and paid for by the Offeror will be taken up and paid not later than ten days after such deposit.

     Subject to applicable law, the Offeror may, in its discretion, at any time before the Termination Date if the applicable rights to withdraw any deposited Common Shares have expired, take up and pay for all such Common Shares then deposited under the Offer provided the Offeror agrees to take up and pay for all additional Common Shares validly deposited thereafter.

     The Offeror will pay for Common Shares validly deposited under the Offer and not withdrawn, by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror on the purchase price of Common Shares, regardless of any delay in making such payment. The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing the Common Shares. The Depositary will forward cheques by first-class mail to persons depositing Common Shares at the address specified in the Letter of Acceptance and Transmittal, unless the depositing Shareholder instructs the Depositary in the Letter of Acceptance and Transmittal to hold the cheque for pick-up. If no address is specified, a cheque payable in respect of registered Common Shares will be forwarded to the address of the holder as shown on the share register of Bionaire. PERSONS DEPOSITING COMMON SHARES WILL NOT BE OBLIGATED TO PAY BROKERAGE COMMISSIONS.

8.   RETURN OF COMMON SHARES

     Any deposited Common Shares not taken up and paid for by the Offeror will be returned at the Offeror's expense promptly after the Termination Date by returning the deposited certificates (and other relevant documents). Certificates (and other relevant documents) will be forwarded by first-class mail in the name of and to the address specified by the holders of Common Shares in the Letter of Acceptance and Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by Bionaire, as soon as practicable following the Termination Date.

9.   MAIL SERVICE INTERRUPTION

     Notwithstanding the provisions of the Offer, cheques and certificates for Common Shares to be mailed by the Depositary will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. A person entitled to a cheque which is not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the deposited certificates for Common Shares in respect of which the cheque is being issued were deposited, upon application to the Depositary, until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notwithstanding Section 7 of the Offer to Purchase, the deposit of cheques with the Depositary in such circumstance shall constitute delivery to the persons entitled thereto and the Common Shares shall be deemed to have been paid for immediately upon such deposit. Notice of any determination regarding mail service delay or interruption made by the Offeror shall be given in accordance with Section 11 of the Offer to Purchase.

10.  DIVIDENDS AND DISTRIBUTIONS; LIENS

     If, on or after the date of the Offer, Bionaire should split, combine or otherwise change any of the Common Shares or its capitalization, or disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion, make such adjustments as it deems appropriate to reflect such split, combination or other change in the purchase price and the other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor).

     Common Shares acquired pursuant to the Offer shall be acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom including the right to all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the Common Shares purchased pursuant to the Offer.

     If, on or after the date of the Offer, Bionaire should declare or pay any cash or stock dividends or declare, make or pay any other payments or distributions on, or declare, allot, reserve or issue any securities, rights, assets or other interests with respect to, the Common Shares, payable or distributable to holders of record on a date prior to the transfer of Common Shares taken up pursuant to the Offer to the name of the Offeror or its nominee or transferee on Bionaire's securities transfer records, then, without prejudice to the Offeror's rights under Section 5 of the Offer to Purchase, (i) in the case of any such cash dividend or cash distribution or payment that does not exceed the price payable to a Shareholder pursuant to the Offer, the price payable to the Shareholder pursuant to the Offer will be reduced by the amount (the "Reduction Amount") of any such dividend, distribution or payment received by the Shareholder, and (ii) in the case of any such cash dividend or cash distribution or payment in an amount that exceeds the price to a Shareholder pursuant to the Offer, or in the case of any other dividend, distribution, payment or right, the whole of any such dividend, distribution, payment or right will be received and held by the depositing Shareholder for the account of the Offeror and shall be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as the owner of any such dividend, distribution, payment or right, and may withhold the entire purchase price payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

11.  NOTICE AND DELIVERY

     Without limiting any other lawful means of giving notices, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given to holders of Common Shares, as the case may be, if it is mailed by prepaid, first-class mail to the registered holders of such Common Shares at their respective addresses appearing in the share register maintained by Bionaire and will be deemed to have been received on the first business day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail service following mailing. In the event of any interruption of mail service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means such as publication. In the event that post offices are not open for the deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Offeror or the Depositary may give or cause to be given under this Offer will be deemed to have been properly given and to have been received by Shareholders if it is given to The Montreal Exchange and The Toronto Stock Exchange for dissemination through their facilities or if it is published in a newspaper or newspapers generally circulated in Montreal and Toronto or if it is given to the Dow Jones News Service.

     This Offer to Purchase, the Offering Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery will be mailed to registered holders of Common Shares and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the security holder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmission to beneficial owners of Common Shares when such list or listing is received.

     Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been received at one of the offices specified in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, as applicable.

12.  RIGHT OF COMPULSORY ACQUISITION

     If the Offer is accepted by holders of not less than 90% of the Common Shares, other than Common Shares held by or on behalf of the Offeror and its affiliates and associates, the Offeror may, within 120 days after the date hereof, acquire all the Common Shares held by each Shareholder who did not accept the Offer, on the same terms and at the same price as the Common Shares acquired under the Offer, pursuant to the compulsory acquisition provisions of the CBCA. If the statutory right of acquisition described in the immediately preceding sentence is not available, then the Offeror anticipates that it will propose an amalgamation, or another transaction including a statutory arrangement, as a direct or indirect consequence of which the interest of a Shareholder may be terminated without the consent of that Shareholder. See "Purpose of the Offer and Plans for Bionaire - Acquisition of Common Shares not Deposited" in the Offering Circular.


13.  MARKET PURCHASES

     The Offeror has no present intention of acquiring beneficial ownership of Common Shares while the Offer is outstanding other than as described in the Offering Circular or the Offer to Purchase. However, the Offeror reserves the right to, and may, acquire, or cause an affiliate to acquire, beneficial ownership of Common Shares by making purchases through the facilities of The Montreal Exchange and The Toronto Stock Exchange, subject to applicable law, at any time prior to the Termination Date. In no event will the Offeror make any such purchases of Common Shares until the third business day following the date of the Offer. The aggregate number of Common Shares beneficially acquired by the Offeror through the facilities of The Montreal Exchange or The Toronto Stock Exchange while the Offer is outstanding shall not exceed 5% of the outstanding Common Shares.

14.  OTHER TERMS

     NO BROKER, DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OTHER THAN AS CONTAINED IN THE OFFER, AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

     The Offeror, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer to Purchase, the Offering Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Common Shares.


Dated: March 5, 1996


                             RC ACQUISITION INC.



                             Per:  (Signed) Thomas K. Manning
                                   President and Chief Executive Officer

                               OFFERING CIRCULAR

     This Offering Circular is furnished by the Offeror in connection with the Offer to purchase all Common Shares dated March 5, 1996.

     The terms and provisions of the Offer to Purchase are incorporated into and form part of this Offering Circular and Shareholders should refer to the Offer to Purchase for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights. Defined terms used in the Offer are used in this Offering Circular with the same meaning unless the context otherwise requires.

     Except as otherwise indicated, the information concerning Bionaire contained in the Offer to Purchase and this Offering Circular has been taken from or based upon publicly available documents and records on file with Canadian securities administrators and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein relating to Bionaire or taken from or based on such documents and records are untrue or incomplete, neither the Offeror nor its officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Bionaire or contained in such documents and records, or for any failure by Bionaire to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror.


                                  THE OFFEROR

     The Offeror was incorporated under the NBCA on March 1, 1996 for the purpose of making the Offer. The Offeror has engaged in no activities to date other than those relating to the acquisition of the Common Shares and making the Offer. The Offeror's primary asset will be the Common Shares, if any, it acquires pursuant to the Offer. The registered office of the Offeror is located at 44 Chipman Hill, Saint John, New Brunswick E2L 2A9, Canada.

     The Offeror is a wholly-owned subsidiary of Rival Manufacturing Co. of Canada Ltd., itself a company wholly owned by Rival. Rival is a leading designer, manufacturer and marketer of small household appliances, fans, personal care appliances and sump, well and utility pumps. Rival was incorporated under the laws of the State of Delaware on April 7, 1986 for the purpose of acquiring Rival Manufacturing Company. The registered office of Rival is located at 800 E. 101/st/ Terrace, Kansas City, Missouri 64131. Rival's total consolidated revenues for the 12 months ended June 30, 1995 were US$232 million and net income was US$14 million.


                                    BIONAIRE

     Bionaire was incorporated under the CBCA by Certificate of Incorporation dated May 12, 1977, under the name of Biotech Electronic Engineering Ltd - L'Ingenierie Electronique Biotech Ltee. The registered and principal office of Bionaire is located at 2000 - 32nd Avenue, Lachine, Quebec H8T 3H7.

     Bionaire develops, manufactures and markets products designed to improve the environment and air quality in homes and offices, including air purifiers, humidifiers and related accessories such as replacement filters. Bionaire sells its products in over 40 countries. Over 75% of total volume is sold outside Canada, the United States accounting for approximately 65% of its total sales.

     The authorized capital of Bionaire consists of an unlimited number of no par value common shares of which 14,537,018 were issued and outstanding as at March 4, 1996. Each common share carries one vote per share.

     Bionaire is subject to the information and reporting requirements of the CBCA, the securities laws of all of the provinces of Canada and the rules of The Montreal Exchange and The Toronto Stock Exchange. Bionaire is therefore required to file reports and other information with certain securities regulatory authorities in Canada and with The Montreal Exchange and The Toronto Stock Exchange relating to its business, financial statements and other matters. Information as of particular dates concerning Bionaire's directors and officers, their remuneration, stock options granted to them, the principal holders of Common Shares and any material interests of such persons in transactions with Bionaire and other matters is required to be disclosed in proxy statements distributed to shareholders and filed with certain of such securities regulatory authorities and with The Montreal Exchange and The Toronto Stock Exchange.


            BACKGROUND, PURPOSE OF THE OFFER AND PLANS FOR BIONAIRE

BACKGROUND OF THE OFFER

     On October 10, 1995, Mr. Thomas K. Manning, President and Chief Executive Officer of Rival, Mr. John E. Grimm, III and Mr. Todd Goodwin, both directors of Rival, met with, among others, Mr. David Mahoney, a director of Bionaire and Mr. Jean-Guy Gauthier, the President and Chief Executive Officer of Bionaire, to inquire as to the possibility of Bionaire being sold.

     On October 31, 1995, Rival signed a confidentiality agreement regarding Bionaire.

     On January 18, 1996, Mr. Manning and Mr. William L. Yager, Senior Vice-President, Finance & Administration of Rival, together with Mr. Yvon Jeghers, Vice-President of Bank of America Canada, and Mr. Chris Reale, Managing Director of BA Partners, financial advisors to Rival, met with Mr. Gauthier and Mr. Gregg Thomassin, Vice-President - Finance of Bionaire, among others, to discuss financial and operation details of Bionaire.

     From the period of January 18, 1996 to February 20, 1996, Bionaire provided Rival selected information in the course of Rival's due diligence investigation of Bionaire.

     On February 7, 1996, the board of directors of Rival authorized Messrs. Manning and Yager to take whatever actions necessary to negotiate and complete a take-over bid for Bionaire.

     On February 21, 1996, Messrs. Manning, Yager, Jeghers and Reale met with Mr. Gauthier, a representative of Nesbitt Burns Inc. and Mr. F. Ross Johnson, Chairman of Bionaire in Atlanta, Georgia, at which they discussed the interest of Rival in making an offer to purchase all of the Common Shares at a price of $2.25 per share, subject to Rival and Bionaire agreeing on break-up fees being provided by Bionaire to Rival or its acquisition affiliate and on further operational and financial due diligence investigations being made by Rival.

     On February 28, 1996, Rival and Bionaire issued a joint press release announcing that discussions were taking place between them regarding the possibility of a take-over bid being made for the Common Shares at a price expected to be $2.25 per share.

     On March 4, 1996, Rival was advised that the Board of Directors had determined to recommend acceptance of the Offer to the Shareholders and had approved the Bionaire Agreement. On the same day, the Offeror and Bionaire executed the Bionaire Agreement. See "Material Agreements" of this Offering Circular.

PURPOSE OF THE OFFER

     The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares which are not currently owned by the Offeror. In the event that the conditions of the Offer are satisfied and the Offeror takes up and pays for the Common Shares validly tendered pursuant to the Offer, the Offeror intends to acquire any Common Shares not tendered in the Offer by compulsory acquisition if such statutory right is available to the Offeror. If such statutory right is not available, the Offeror anticipates that it will propose an amalgamation, statutory arrangement or other combination. See "Acquisition of Common Shares Not Deposited" below.

PLANS FOR BIONAIRE

     Rival believes that this is a strategic acquisition which will significantly benefit both its brands and Bionaire brands. Rival intends to have Bionaire continue to operate in Canada as an autonomous organization while reviewing Bionaire's United States and European operations. In all areas however, Rival's management will continue to evaluate the Bionaire business and will make such changes as determined appropriate following the Offeror's acquisition of the Common Shares.

     If permitted by applicable law, subsequent to the completion of the Offer, the Offeror intends to delist the Common Shares from The Montreal Exchange and The Toronto Stock Exchange and to cause Bionaire to cease to be a reporting issuer under Canadian securities laws.

ACQUISITION OF COMMON SHARES NOT DEPOSITED

     If within 120 days after the date hereof, the Offer is accepted by holders of not less than 90% of the Common Shares, other than the Common Shares held by or on behalf of the Offeror and its affiliates and associates, and the Offeror acquires such Common Shares, the Offeror intends, pursuant to the provisions of
Section 206 of the CBCA, to acquire all of the Common Shares held by each holder of Common Shares (in each case, a "Dissenting Offeree") who did not accept the Offer (and including any person who subsequently acquires any such Common Shares) on the same terms and at the same price as Common Shares acquired under the Offer. If this statutory right is available to the Offeror, it will seek to acquire the remaining outstanding Common Shares by exercising such right in respect of such Common Shares.

     To exercise such statutory rights, the Offeror must give notice (the "Offeror's Notice") to the Dissenting Offerees and to the Director under the CBCA of such proposed acquisition on or before the earlier of 60 days from the Termination Date and 180 days from the date of the Offer. Within 20 days of giving such Offeror's Notice, the Offeror must pay to Bionaire the consideration offered under the Offer for the Common Shares, as the case may be, not acquired under the Offer, to be held in trust for the Dissenting Offerees. Within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates representing the Common Shares held by such Dissenting Offeree to Bionaire, and may elect either to transfer such Common Shares to the Offeror on the terms on which the Offeror acquired Common Shares under the Offer or to demand payment of the fair value of such Common Shares held by such holder by so notifying the Offeror. If a Dissenting Offeree has elected to demand payment of the fair value of such Common Shares, the Offeror may apply to a court having jurisdiction to hear such application to fix the fair value of such Common Shares of that Dissenting Offeree. If the Offeror fails to apply to such court within 20 days after making the payment to Bionaire referred to above, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value of such Common Shares. If there is no such application by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Common Shares to the Offeror on the same terms that the Offeror acquired Common Shares under the Offer.

     THE FOREGOING IS A SUMMARY ONLY. REFERENCE IS MADE TO SECTION 206 OF THE CBCA. THIS SECTION IS COMPLEX AND MAY REQUIRE STRICT ADHERENCE TO NOTICE AND TIMING PROVISIONS, FAILING WHICH SUCH RIGHTS MAY BE LOST OR ALTERED. HOLDERS OF COMMON SHARES WHO WISH TO BE BETTER INFORMED ABOUT THESE PROVISIONS SHOULD CONSULT THEIR LEGAL ADVISORS.

     If the foregoing statutory right of acquisition is not available, the Offeror intends to pursue another method of acquiring all of the Common Shares in accordance with applicable law, including an amalgamation, statutory arrangement or other combination of Bionaire with the Offeror or an affiliate of the Offeror, on such terms and conditions as the Offeror at the time believes to be fair and equitable to Bionaire and the Shareholders. The timing and details of any such transaction would necessarily depend upon a variety of factors, including the number of Common Shares acquired pursuant to the Offer. If the conditions of the Offer relating to the number of Common Shares deposited under the Offer are satisfied, the Offeror will own sufficient Common Shares to successfully complete the acquisition of all of the remaining Common Shares provided that it offers a price equal to that offered under this Offer in such subsequent transaction. In any such amalgamation, statutory arrangement or other combination, the holders of Common Shares, other than the Offeror and its affiliates, could receive cash, common shares, preferred shares, warrants, other equity shares or debt or any combination thereof. Any such security or debt could be immediately redeemed by the issuer for cash. It is expected that the cash amount offered in any such transaction would be $2.25 per Common Share. In any amalgamation, statutory arrangement or other combination, the holders of Common Shares may have the right to dissent under the CBCA and to be paid fair value for their Common Shares, with such fair value to be determined by a court.

     Each of the methods of acquiring the remaining outstanding Common Shares described above, other than the statutory rights of acquisition under the CBCA, would be a "going private transaction" within the meaning of the regulations to the Securities Act (Quebec) (the "Regulation"), Policy Q-27 and Policy 9.1 if such method would result in the interest of a holder of Common Shares (the "affected securities") being terminated without the consent of the holder and without the substitution therefor of an interest of equivalent value in a participating security of Bionaire, a successor to the business of Bionaire, a person who controls Bionaire or a person who controls a successor to the business of Bionaire. The transaction could also be a "related party transaction" for purposes of Policy Q-27 and Policy 9.1.

     Policy Q-27 and Policy 9.1 provide that, unless exempted, a person proposing to carry out a going private transaction or a related party transaction is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. An exemption from the valuation requirement is generally available when the price offered to security holders was arrived at within the 12 months immediately preceding the date of the announcement of the going private transaction through an arm's length transaction or negotiation with a selling security holder of a control block of securities or a selling security holder of a sizeable block of securities where the selling security holder had full knowledge and access to information concerning the offeree issuer such that the underlying value of the offeree issuer was a material factor considered by the selling security holder in arriving at the price. If necessary, the Offeror will apply for an order from the QSC and the OSC exempting the Offeror from the valuation requirement set out in the Regulation, Policy Q-27 and Policy 9.1 for the possible going private transaction or related party transaction following the Offer, on the basis that although the Offeror has no agreement with a selling security holder of a control block of securities or a selling security holder of a sizeable block of securities, the price offered to holders of Common Shares is the same as if it were arrived at through an arm's length transaction or negotiation with such selling security holder.

     Policy Q-27 and Policy 9.1 would also require that, in addition to any other required security holder approval, in order to complete a going private transaction or a related party transaction, the approval of a simple or two-thirds majority (depending on the nature of the transaction) of the votes cast by minority shareholders of the affected securities be obtained. In the context of this Offer and any subsequent going private or related party transactions, holders of Common Shares would be entitled to vote separately unless the Offeror is granted an exemption from this requirement.

     Policy Q-27 and Policy 9.1 provide that the Offeror may treat Common Shares acquired under the Offer as "minority" shares and vote them, or consider them voted, in favour of such going private transaction or related party transaction if the consideration per security in the going private transaction or related party transaction is at least equal in value to the consideration paid under the Offer and if the intent to effect the going private transaction or related party transaction were disclosed at the time of the Offer. For purposes of this vote of "minority" shareholders, Common Shares held or beneficially owned or over which control or direction is exercised, directly or indirectly, by the Offeror or any of its directors or senior officers, or any associate or affiliate of any of them, or any person acting jointly or in concert with any of them in connection with the Offer or the going private transaction or any "interested party" (collectively, the "related parties") cannot be counted in the minority vote. The Offeror intends that all of the Common Shares acquired under the Offer from Shareholders, other than those owned by related parties, will be included in the calculation of the minority approval of a going private transaction or related party transaction, if any.

     Canadian courts have, in a few instances prior to the adoption of Policy Q-27 and Policy 9.1, granted preliminary injunctions to prohibit transactions involving certain going private transactions. The current trend in both legislation and in Canadian jurisprudence is toward permitting going private transactions to proceed subject to compliance with procedural and substantive fairness to the minority shareholders. The Offeror intends to comply with all applicable requirements in respect of any going private transaction.

     The Director under the CBCA released a policy stating, among other things, that the Director is of the opinion that going private transactions are permitted under the CBCA so long as the transaction is in compliance with the requirements set forth in Policy Q-27 and Policy 9.1 and the transaction is not oppressive or unfairly prejudicial to or unfairly disregards the interests of a person whose interest in a participating security is being terminated without his or her consent.

     See "Certain Canadian Federal Income Tax Considerations" for a discussion of the Canadian federal tax consequences to Shareholders under a going private transaction.


                              MATERIAL AGREEMENTS

BIONAIRE AGREEMENT

     On March 4, 1996, the Offeror and Bionaire entered into the Bionaire Agreement, pursuant to which Bionaire agreed to pay the Offeror a fee of $1,203,243, being equal to $0.08 per Common Share (which for the computation thereof includes any Common Shares which may be issued pursuant to the exercise of outstanding options that are "in the money" relative to the Offer price per Common Share of $2.25 (the "Option Shares")), payable forthwith upon the Termination Date, if the Offer is not successfully completed as a result of a higher competing bid having been launched for the Common Shares or as a result of any action on the part of Bionaire in violation of the conditions of the Offer, and the Offeror determines not to take up any Common Shares under the Offer and to terminate its Offer. Alternatively, pursuant to the Bionaire Agreement, Bionaire has agreed that it will pay to the Offeror a fee of $250,000, payable forthwith upon the Termination Date, if upon such date, the number of Common Shares tendered to the Offer and not withdrawn represents less than 66-2/3% of the Common Shares including as outstanding the Option Shares, and the Offeror determines not to take up any Common Shares under the Offer and terminates its Offer. The Bionaire Agreement does not restrict the ability of Bionaire to solicit or receive expressions of interest for or to encourage competitive offers for Bionaire nor the ability of the Shareholders to accept or reject the Offer.


                          SOURCE OF FUNDS FOR PAYMENT

     The amount of cash required of the Offeror to purchase all Common Shares under the Offer is $33.2 million. This amount, combined with the Offeror's estimate of $950,000 as the amount required to pay the related fees and expenses of the Offer, results in a total cash requirement of approximately $34.2 million. Rival has undertaken to advance these funds to the Offeror from available cash on hand and amounts available under existing bank credit facilities.


                 BENEFICIAL OWNERSHIP OF SECURITIES OF BIONAIRE

     As at February 28, 1996, Mr. David J. Mahoney, a director of Bionaire beneficially owned or exercised control over 1,549,818 common shares of Bionaire representing approximately 10.7% of the outstanding common shares and Mr. F. Ross Johnson, a director of Bionaire, beneficially owned, or exercised control over 1,536,318 common shares representing approximately 10.6% of the outstanding common shares. To the knowledge of the directors and officers of Bionaire, no other person or corporation beneficially owned or exercised control or direction over more than 10% of the outstanding common shares of Bionaire as at February 28, 1996.

     To the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, no securities of Bionaire are owned by any associate or affiliate of the Offeror, or by any director or senior officer of the Offeror or any associate of them or by any person or company holding more than 10% of any class of equity securities of the Offeror, except 100 Common Shares acquired as a result of an asset purchase agreement entered into in April 1995 with Patton Electric Company Inc.


                       TRADING IN SECURITIES OF BIONAIRE

     To the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, neither the Offeror nor any person or company acting jointly or in concert with the Offeror, nor the Offeror's directors or senior officers or their respective associates, have traded any securities of Bionaire during the six-month period preceding the date of the Offer.


                           ARRANGEMENTS OR AGREEMENTS

     There are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of Bionaire and no payments or other benefits are proposed to be made or given by the Offeror by way of compensation for loss of office or as to such directors or senior officers remaining in or retiring from office. There are no contracts or arrangements between the Offeror and any security holder of Bionaire with respect to the Offer or between the Offeror and any person or company with respect to any securities of Bionaire in relation to the Offer except as described in the Offering Circular under "Material Agreements".

              PRICE RANGE AND VOLUME OF TRADING OF COMMON SHARES

     The Common Shares are listed and posted for trading on The Montreal Exchange and The Toronto Stock Exchange. The following tables set forth, for the periods indicated, the reported high and low sales prices and the volume of trading of the Common Shares on The Montreal Exchange and The Toronto Stock Exchange.


                             THE MONTREAL EXCHANGE

                      HIGH           LOW          VOLUME
                      ----          ----         -------
1995
- ----
September...........  1.50          1.30         124,100
October.............  1.40          0.95         316,750
November............  1.15          0.87         293,500
December............  0.91          0.70         627,673

1996
- ----
January.............  1.50          0.85         323,833
February............  2.00          0.90         833,049
March (to March 4)..  2.15          1.85         195,800

                           THE TORONTO STOCK EXCHANGE


                      HIGH          LOW          VOLUME
                      ----         ----         -------
1995
- ----
September...........  1.50         1.32          20,978
October.............  1.40         0.95         135,775
November............  1.05         0.86          61,710
December............  0.91         0.74         122,350

1996
- ----
January.............  1.50         0.81         142,977
February............  2.00         0.95         347,950
March (to March 4)..  2.15         1.90          93,200


     On March 1, 1996, the business day prior to the public announcement of the Offeror's intention to make the Offer, the closing price of the Common Shares on The Montreal Exchange was $1.98 and on The Toronto Stock Exchange, $1.95.

                              REGULATORY MATTERS

COMPETITION ACT (CANADA)

     The merger provisions of the Competition Act (Canada) permit the Director of Investigation and Research appointed under the Competition Act (Canada) (the "Director") to apply to the Competition Tribunal (the "Tribunal") to seek relief in respect of merger transactions (including share acquisitions) which are likely to prevent or lessen competition substantially. The relief that may be ordered by the Tribunal includes, in the case of a proposed merger transaction, prohibiting completion of the transaction. Proceedings under the merger provisions of the Competition Act (Canada) may be instituted by the Director for a period of three years after a merger transaction has been substantially completed.

     The Competition Act (Canada) requires that a pre-merger notification filing be submitted to the Director in respect of merger transactions which exceed certain prescribed size thresholds. The acquisition contemplated by the Offer does not exceed the size threshold applicable to share acquisitions. As a result, the Offeror does not intend to submit to the Director a premerger notification filing in respect of this transaction pursuant to Part IX of the Competition Act (Canada).

INVESTMENT CANADA ACT

     Under the Investment Canada Act the acquisition by a non-Canadian of control of a Canadian business which exceeds certain size thresholds is reviewable and subject to approval by the Minister of Industry (the "Minister"). Such approval is to be granted where the Minister is satisfied that the acquisition is likely to be of net benefit to Canada. The acquisition of control contemplated by the Offer does not exceed the applicable size threshold and therefore only a notice of the acquisition need be given to the Minister by the Offeror within 30 days thereof.

HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (UNITED STATES)

     Under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations that have been promulgated thereunder by the United States Federal Trade Commission (the "FTC") (collectively the "HSR Act"), certain transactions may not be consummated until certain information and documentary materials have been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Common Shares pursuant to the Offer is subject to such requirements and the Offeror is filing a Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the Offer (the "HSR Filing").

     Under the provisions of the HSR Act applicable to the Offer, the acquisition of Common Shares pursuant to the Offer may not be consummated until the expiration or early termination by the FTC and the Antitrust Division of a 15 calendar day waiting period following the HSR Filing by the Offeror. If, within the 15 day waiting period, either the Antitrust Division or the FTC issues a request for additional information or documentary materials (a "Second Request"), the waiting period will be extended for an additional period of 10 calendar days following the date of substantial compliance by the Offeror with such Second Request.

     If the Offeror's acquisition of Shares is delayed by the issuance of a Second Request, the Offer may be extended. In any event, the purchase of and payment for Common Shares must be deferred until 10 days after the Offeror substantially complies with such Second Request or until the additional waiting period is earlier terminated by the FTC and the Antitrust Division. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act and, thereafter, the waiting period can be extended only by voluntary agreement with the FTC or the Antitrust Division. Under the terms of the HSR Act, the Offeror may not take up and pay for

Common Shares tendered pursuant to the Offer unless and until the filing and waiting period requirements of the HSR Act applicable to the Offer have been satisfied.

     The Antitrust Division and the FTC may scrutinize the legality under the U.S. antitrust laws of transactions such as the Offeror's acquisition of Common Shares pursuant to the Offer. At any time before or after the Offeror's purchase of the Common Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the consummation of any transaction or to require the divestiture of substantial assets of the Offeror or Bionaire. Private parties as well as state attorneys general may also bring legal actions under the U.S. antitrust laws under certain circumstances.


               CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Desjardins Ducharme Stein Monast, general partnership, counsel to the Offeror, the following is a summary of certain considerations under the Act generally applicable to a holder of Common Shares who sells his, her or its Common Shares pursuant to the Offer.

     This summary applies only to Shareholders who, for purposes of the Act, hold Common Shares as capital property and deal at arm's length with the Offeror. The Common Shares will generally be considered capital property of a Shareholder for purposes of the Act unless the Shareholder holds such Common Shares in the course of carrying on a business or acquired such Common Shares in a transaction or transactions considered to be an adventure in the nature of trade. Certain Shareholders who are resident in Canada and whose Common Shares might not otherwise qualify as capital property may be entitled to obtain such qualification by making the election permitted by subsection 39(4) of the Act. Under proposed amendments to the Act, certain Shareholders, including certain financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing, will, subject to transitional rules, generally be precluded from treating Common Shares as capital property.

     This summary is based upon the current provisions of the Act and the Regulations thereunder, all specific proposals to amend the Act publicly announced by the Minister of Finance (Canada) prior to the date hereof and upon counsel's understanding of the current published administrative practices of Revenue Canada ("RC"). This summary is not exhaustive of all Canadian federal income tax considerations. Except as referred to above, this summary does not take into account or anticipate changes in income tax law or published administrative practices, nor does it take into account provincial, territorial or foreign tax considerations, which considerations may differ significantly from those discussed herein.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO CONSTITUTE, NOR SHOULD IT BE CONSTRUED TO CONSTITUTE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OF COMMON SHARES. HOLDERS OF COMMON SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR INCOME TAX CONSEQUENCES TO THEM ON THE SALE OF COMMON SHARES PURSUANT TO THE OFFER.

I.   THE OFFER

(A)  SHAREHOLDERS RESIDENT IN CANADA

     A Shareholder who is resident or deemed to be resident in Canada for purposes of the Act and who sells or is deemed to sell Common Shares for cash pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount by which the cash received by the Shareholder exceeds (or is less than) the adjusted cost base to the Shareholder of the Common Shares for purposes of the Act and any reasonable costs of disposition. In general, a Shareholder is required to include in computing income for tax purposes three-quarters of the amount of any resulting capital gain (the "taxable capital gain") and is generally entitled to deduct three-quarters of the amount of any resulting capital loss (the "allowable capital loss") against taxable capital gains realized by the Shareholder in the year of sale. Allowable capital losses may be carried back and deducted in any of the three years preceding the year of sale or carried forward and deducted in any year following the year of sale to the extent and under the circumstances prescribed in the Act.

     In the case of a Shareholder that is a corporation, the amount of any capital loss otherwise determined may be reduced by the amount of dividends received in respect of such Common Shares to the extent and under the circumstances prescribed by the Act; analogous rules apply where the corporation is a member of a partnership or beneficiary of a trust that owns Common Shares.

     Proposed amendments to the Act will introduce a refundable tax of 6-2/3% on investment income (other than dividends deductible in computing taxable income) earned by a Canadian controlled private corporation. For this purpose, investment income will include interest and taxable capital gains. This new tax is proposed to apply for taxation years that end after June 1995 and will be pro-rated for a taxation year beginning before July 1995.

     The acceptance of the Offer by a Shareholder who has included his Common Shares in a Quebec Stock Saving Plan ("QSSP") will give rise to the withdrawal of such Common Shares from the individual's QSSP. Shareholders should consult their tax advisors to determine whether an amount is includable in income as a result of this withdrawal. Shareholders may wish to consider the opportunity of purchasing qualifying shares eligible for inclusion in a QSSP in order to avoid the potential income inclusion, if any, associated with the withdrawal of the Common Shares from a QSSP.

     The full amount of capital gains must be included in a Canadian resident's individual adjusted taxable income for the purposes of computing such individual's liability under the Act for the alternative minimum tax.

(B)  SHAREHOLDERS NOT RESIDENT IN CANADA

     A Shareholder who is not resident and not deemed to be resident in Canada for purposes of the Act will not be subject to tax under the Act in respect of a capital gain realized upon the disposition of a Common Shares unless the Common Shares constitutes or is deemed to constitute "taxable Canadian property" for purposes of the Act. The definition of "taxable Canadian property" would include any Common Share held by a Shareholder if, at any time during part of the five-year period immediately preceding the disposition of the Common Share, not less than 25% of the issued Common Shares of any class of Common Shares of Bionaire belonged to the particular Shareholder, to persons with whom the particular Shareholder did not deal at arm's length or to any combination thereof. Taxable Canadian property would also include any Common Share held by a Shareholder if the Shareholder has used or has been deemed to use this Common Share in carrying on a business (other than an insurance business) in Canada or, if the Shareholder is a non-resident and an insurer, any Common Share used or held by the Shareholder in the year of sale in the course of carrying on an insurance business in Canada. Furthermore, Common Shares will constitute taxable Canadian property of a former Canadian resident who made an election under the Act in respect of such Common Shares on the Shareholder's departure from Canada.

     Even if a Common Shares constitutes or is deemed to constitute taxable Canadian property to a particular Shareholder and its disposition would give rise to a capital gain, an exemption from income tax under the Act may be available under the terms of any applicable international tax treaty to which Canada is a party.

II.  GOING PRIVATE TRANSACTION

     If the statutory right of acquisition described under "Acquisition of Common Shares Not Deposited" is not available, the Offeror intends to pursue another method of acquiring all of the Common Shares in accordance with applicable law, including an amalgamation. In this respect, the Offeror would be continued under the CBCA and amalgamated with Bionaire to become the amalgamated corporation ("Amalco").

     Pursuant to the amalgamation of the Offeror and Bionaire, Shareholders who exchanged or were deemed to have exchanged Common Shares of Bionaire would receive shares of Amalco in exchange for their Common Shares of Bionaire. For purposes of the Act, a Shareholder will be deemed to have disposed of the Shareholder's Common Shares of Bionaire for proceeds of disposition equal to the adjusted cost base to the Shareholder of such Common Shares of Bionaire immediately before the amalgamation and will be deemed to have acquired the shares of Amalco at a cost for purposes of the Act equal to the same amount.

     A Shareholder who dissents will be entitled to receive the fair value of the Shareholder's Common Shares. Under the current published administrative practice of RC, the amount so received would be treated as proceeds of disposition giving rise to a capital gain or capital loss. The calculation and tax treatment of any such capital gain or capital loss will be as described above under "The Offer -- Shareholders Resident in Canada".

     A Shareholder who is not resident and is not deemed to be resident in Canada will not be subject to tax under the Act in respect of any such capital gain unless the Common Shares constitute or are deemed to constitute "taxable Canadian property" for purposes of the Act. See the description under "The Offer - Shareholders Not Resident in Canada" for a definition of "taxable Canadian property". Even if the Common Shares constitute taxable Canadian property and the non-resident Shareholder realizes a capital gain, an exemption from tax under the Act may be available under the terms of any applicable international tax treaty to which Canada is a party.


                                   DEPOSITARY

     The Offeror has engaged Montreal Trust Company as depositary for the receipt of certificates in respect of Common Shares and related Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery deposited under the Offer, for giving notice, if required, and for making the payment for Common Shares purchased by the Offeror pursuant to the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith.


                            SOLICITING DEALER GROUP

     The Offeror has engaged the services of Thomson Kernaghan & Co. Ltd. to act as Dealer Manager and to solicit acceptances of the Offer in Canada. The Dealer Manager has undertaken to form a soliciting dealer group comprising members of the Investment Dealers Association of Canada and members of the stock exchanges in Canada to solicit acceptances of the Offer. Each member of the soliciting dealer group, including the Dealer Manager, is referred to herein as a "Soliciting Dealer". The Offeror has agreed to pay to the Dealer Manager a fee of $25,000 for forming and managing the soliciting dealer group and for related matters and a fee of $50,000 if the Offeror takes up and pays for any of the Common Shares pursuant to the Offer. The Offeror has also agreed to pay to each Soliciting Dealer whose name appears in the appropriate space in the Letter of Acceptance and Transmittal accompanying a deposit of Common Shares a fee of $0.03 for each such Common Share deposited and taken up by the Offeror under the Offer. In the absence of indication of a Soliciting Dealer in the Letter of Acceptance and Transmittal, the fee will be paid to the Dealer Manager. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing holder of Common Shares will be not less than $75, in the event that 200 or more Common Shares are deposited by a particular Shareholder, nor more than $1,500. The Offeror may require the Soliciting Dealer to furnish evidence of such beneficial ownership satisfactory to the Offeror at the time of the deposit.

     The Dealer Manager will be indemnified against certain liabilities, including liabilities under securities laws.

     No fee or commission will be payable by any holders of Common Shares who transmit such Common Shares directly to the Depositary or who make use of the facilities of a Soliciting Dealer to accept the Offer. Except as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Common Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

     Questions and requests for assistance concerning the Offer should be directed to the Dealer Manager or the Depositary.


                              DIRECTORS' APPROVAL

     The contents of the Offer to Purchase and this Offering Circular have been approved, and the sending thereof to the holders of the Common Shares has been authorized, by the board of directors of the Offeror.


                           OFFEREES' STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides holders of Common Shares with, in addition to any other rights they may have at law, rights for rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to the holders of Common Shares. Such rights must be exercised within prescribed time limits. Holders of Common Shares should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

                                    CONSENT



CONSENT OF CANADIAN COUNSEL



TO:  The Directors of RC Acquisition Inc.



     We hereby consent to the reference to our opinion contained under "Certain Canadian Federal Income Tax Considerations" in the Offering Circular accompanying the Offer dated March 5, 1996 made by RC Acquisition Inc. to the holders of Common Shares of Bionaire Inc.


                           (Signed) Desjardins Ducharme Stein Monast
                                      (general partnership)



Montreal, Canada

March 5, 1996

                                  CERTIFICATE

March 5, 1996

The contents of the Offer to Purchase and the Offering Circular have been approved, and the sending, communication or delivery thereof to Shareholders of Bionaire has been authorized by the board of directors of the Offeror. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the Common Shares. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.



                              RC ACQUISITION INC.

      (Signed) Thomas K. Manning                                    (Signed) William L. Yager
 President and Chief Executive Officer                 Vice-President, Finance and Chief Financial Officer


                      On behalf of the Board of Directors


 (Signed) William S. Endres                   (Signed) Stanley D. Biggs
          Director                                     Director